INCREMENTAL JOINDER AND AMENDMENT AGREEMENT
INCREMENTAL JOINDER AND AMENDMENT AGREEMENT, dated as of April 25, 2016 (this “Incremental Joinder”), by and among CIENA CORPORATION, a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) under the Credit Agreement (as defined below), each lender listed on the signature pages hereto as a 2016 Term Loan Lender (as defined below) and the other Loan Parties party hereto.
RECITALS:
Reference is made to the Credit Agreement, dated as of July 15, 2014 (as amended by (i) the First Amendment to Credit Agreement and First Amendment to Certain Pledge Agreements dated as of April 15, 2015, (ii) the Second Amendment to Credit Agreement dated as of July 2, 2015 and (iii) as further amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and each Lender from time to time party thereto (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement).
The Borrower has hereby notified the Administrative Agent that it is requesting Incremental Term Loans pursuant to Section 2.13 of the Credit Agreement. Pursuant to Section 2.13 of the Credit Agreement, the Borrower may establish Incremental Term Loans by, among other things, entering into one or more Increase Joinders pursuant to the terms and conditions of the Credit Agreement with each Lender and/or additional lender agreeing to provide such Incremental Term Loans (each such Lender or additional lender agreeing to provide 2016 Term Loans (as defined below) and any permitted assignees thereof in accordance with the Credit Agreement, are referred to herein as “2016 Term Loan Lenders).
The Borrower has requested that the 2016 Term Loan Lenders party hereto extend credit to the Borrower in the form of Incremental Term Loans in an aggregate principal amount of $250,000,000 (the “2016 Term Loan Facility”; the loans thereunder, “2016 Term Loans”), and the 2016 Term Loan Lenders party hereto as of the date hereof have indicated their willingness to lend such 2016 Term Loans on the terms and subject to the conditions herein.
In connection with the advance of the 2016 Term Loans, the Borrower, the Agent and the 2016 Term Loan Lenders have agreed to make certain technical amendments to the Credit Agreement as contemplated by Section 2.13 of the Credit Agreement.
Therefore, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.
2016 Term Loans. Subject to the terms and conditions set forth herein and pursuant to Section 2.01 of the Credit Agreement, each 2016 Term Loan Lender party hereto hereby agrees to make a 2016 Term Loan on the 2016 Term Incremental Effective Date (as defined below) in the principal amount set forth opposite such 2016 Term Loan Lender’s name in Schedule 1 to this Incremental Joinder under the caption “2016 Term Loan Commitment”. Accordingly Section 2.01 is hereby amended to (a) make the first two sentences of existing Section 2.01 as a new clause (a), (b) renumber the last two sentences of existing Section 2.01 as a new clause (c) and (c) insert the following clause (b) above such new clause (c):

“(b) Each Lender party to the 2016 Incremental Joinder severally agrees, subject to the terms and conditions set forth in the 2016 Incremental Joinder, to make a single loan to the Borrower on the 2016 Incremental Effective Date in an amount not to exceed such Lender’s commitment set forth in the 2016 Incremental Joinder.”

2.
Terms of 2016 Term Loans. Pursuant to Section 2.13 of the Credit Agreement and notwith-standing anything to the contrary set forth in the Credit Agreement or as a result of the 2016 Term Loans constituting Term Loans thereunder, the 2016 Term Loans shall have the following terms:

(a)
Applicable Rate. The Applicable Rate with respect to the 2016 Term Loans shall mean, initially, a percentage per annum equal to (i) with respect to Eurodollar Rate 2016 Term Loans, 3.50% and (ii) with respect to Base Rate 2016 Term Loans, 2.50%; provided that on and after the first Adjustment Date (as defined in Section 2(i) below), the Applicable Rate for the 2016 Term Loans will be determined in accordance with the Pricing Grid (as defined in Section 2(i) below).

(b)
Mandatory Prepayments. The 2016 Term Loans shall be subject to mandatory prepayments on the same basis as Term Loans as set forth in Section 2.03(b) of the Credit Agreement. Such mandatory prepayments shall be applied ratably among the Term Loans outstanding under the Credit Agreement prior to the date hereof (“Existing Term Loans”) and the 2016 Term Loans. Mandatory prepayments of the 2016 Term Loans shall be applied in accordance with Section 2.03(b)(iv) of the Credit Agreement.

(c)
Optional Prepayments. The 2016 Term Loans may be optionally prepaid as set forth in Section 2.03(a) of the Credit Agreement. Optional prepayments of Existing Term Loans and any 2016 Term Loans shall be applied as directed by the Borrower; provided that except as provided in the immediately following proviso of this clause (c), such prepayments shall be applied ratably among the outstanding Existing Term Loans and 2016 Term Loans; provided, further that the 2016 Term Loans may be prepaid on a less than pro-rata basis with the Existing Term Loans as directed by the Borrower (including directing the application of such prepayments entirely to the Existing Term Loans). Subject to the foregoing sentence, optional prepayments of the 2016 Term Loans shall be applied in accordance with the last sentence of the first paragraph of Section 2.03(a) of the Credit Agreement.

(d)
Prepayment Premium. The provisions of Section 2.03(a)(i) of the Credit Agreement shall apply to the 2016 Term Loans (and solely to the 2016 Term Loans) for the period from the 2016 Term Incremental Effective Date to the six-month anniversary of such date, and each reference therein to Term Loans and Term Lenders shall mean the 2016 Term Loans and 2016 Term Loan Lenders, respectively.

(e)
Amortization and Maturity Date. The Borrower shall repay to the Administrative Agent in dollars for the ratable account of the 2016 Term Loan Lenders on April 30, July 31, October 31 and January 31 of each year, commencing with July 31, 2016, an aggregate amount equal to 0.25% of the aggregate principal amount of the 2016 Term Loans advanced on the 2016 Term Incremental Effective Date (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth herein). To the extent not previously paid, all 2016 Term Loans shall be due and payable on April 25, 2021 [the date that is five years after the 2016 Term Incremental Effective Date], together with accrued and unpaid interest on the principal amount to but excluding the date of payment.

(f)
Upfront Fee. The Borrower agrees to pay on the 2016 Term Incremental Effective Date to each 2016 Term Loan Lender party to this Incremental Joinder on the 2016 Term Incremental Effective Date, as fee compensation for the funding of such 2016 Term Loan Lender’s 2016 Term Loan, a funding fee in an amount equal to 0.5% of the stated principal amount of such 2016 Term Loan Lender’s 2016 Term Loan funded on the 2016 Term Incremental Effective Date.

(g)
Incremental Facilities. Section 2.13(c)(vi) is hereby amended to insert the following proviso at the end of Section 2.13(c)(vi) of the Credit Agreement: “provided, further, that in the case of the 2016 Term Loans, in the event that the All-in Yield for any Incremental Term Loan incurred at any time after the 2016 Incremental Effective Date is greater than the All-in Yield for the 2016 Term Loans by more than 50 basis points, then the Applicable Rate for the 2016 Term Loans shall be increased to the extent necessary so that the All-in Yield for the Incremental Term Loans is 50 basis points higher than the All-in Yield for the 2016 Term Loans;”.

(h)	Voting.

(i)
The consent of 2016 Term Loan Lenders holding more than 50% of the aggregate outstanding principal amount of the 2016 Term Loans shall be required for any amendments or waivers of (i) Section 8.03 of the Credit Agreement or (ii) the order of application of any prepayment of Loans among the 2014 Term Facility or the 2016 Term Facility from the application thereof set forth in the applicable provisions of Section 2.03(b) of the Credit Agreement, in each case, in a manner that materially and adversely affects the Lenders under the 2016 Term Facility, and accordingly Section 10.01(f) is hereby amended to (A) insert “(x)” immediately before “the Lenders under the Term Facility” where it appears in clause (ii) thereof, (B) change the reference in such clause (x) from “Term Facility” to “2014 Term Facility”, (C) change the reference in such clause (x) from “Required Lenders” to “Required 2014 Term Lenders” and (D) insert immediately thereafter the following to read as follows: “or (y) the Lenders under the 2016 Term Facility without the written consent of the Required 2016 Term Lenders”.

(ii)
Section 10.01(g) is hereby amended to insert (i) insert “(x)” at the beginning of Section 10.01(g) of the Credit Agreement and (ii) insert the following at the end of Section 10.01(g) of the Credit Agreement: ‘, (y) change the definition of “Required 2014 Term Loan Lenders” without the written consent of each 2014 Term Loan Lender or (z) change the definition of Required 2016 Term Loan Lenders” without the written consent of each 2016 Term Loan Lender.’

(i)
Credit Agreement Governs; Technical Amendments. Except as set forth in this Incremental Joinder, the 2016 Term Loans shall have identical terms as the Existing Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights or obligations of the Lenders, of the Credit Agreement and the other Loan Documents and shall constitute “Term Loans” for all purposes under the Credit Agreement. The following defined terms are hereby added to the Credit Agreement in the appropriate alphabetical order:

“2014 Outstandings” means the aggregate Outstanding Amount of all 2014 Term Loans.

“2014 Term Facility” means the aggregate principal amount of the 2014 Term Loans of all Term Lenders at such time.
“2014 Term Loan Lender” means each Lender holding a 2014 Term Loan and any permitted assignees thereof in accordance with the Credit Agreement.
“2014 Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to Section 2.01 on July 15, 2014.
“2016 Outstandings” means the aggregate Outstanding Amount of all 2016 Term Loans.
“2016 Term Facility” means the aggregate principal amount of the 2016 Term Loans of all Term Lenders at such time.
“2016 Term Loan Lender” has the meaning ascribed to such term in the 2016 Incremental Joinder.
“2016 Term Loans” means the Term Loans made by the Lenders to the Borrower pursuant to the 2016 Incremental Joinder.
“2016 Incremental Effective Date” means April 25, 2016.
“2016 Incremental Joinder” means that certain Incremental Joinder and Amendment Agreement dated as of April 25, 2016.
“Adjustment Date” means the date that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 6.01 for each fiscal quarter or fiscal year beginning with the first full fiscal quarter of the Borrower ending after the 2016 Incremental Effective Date.
“Consolidated Net Total Indebtedness” shall mean, at any time, (A) the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) (other than of the type described in clause (vii) of the definition of Indebtedness) as would be required to be reflected as debt or Capitalized Leases at such time on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries at such time of the type described in clauses (ii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii) minus (B) the aggregate amount of Unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries not to exceed $50,000,000 in the aggregate; provided that the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Net Total Indebtedness”.

“Pricing Grid” means, with respect to the 2016 Term Loans, the table set forth below:

Level	Total Net Leverage Ratio	Applicable Rate for Eurodollar Rate Loans	Applicable Rate for Base Rate Loans
I	> 3.00:1.00	3.50%	2.50%
II	≤ 3.00: 1.00	3.25%	2.25%

For purposes of the Pricing Grid, changes in the Applicable Rate resulting from changes in the Total Net Leverage Ratio pursuant to the applicable Pricing Certificate will become effective on the applicable Adjustment Date and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements are not delivered within the time periods specified in Section 6.01 together with a Pricing Certificate (which delivery of such Pricing Certificate shall be at the sole discretion of the Borrower), then at the option of the Administrative Agent or the Required 2016 Term Lenders, Level I pricing shall apply as of the third Business Day after the date on which such financial statements and Pricing Certificate were to have been delivered and shall apply until the date that is three Business Days after the date on which such financial statements and/or Pricing Certificate, as applicable, are thereafter delivered. Notwithstanding the foregoing, the election of the Borrower not to deliver a Pricing Certificate with any such financial statements shall not result in a Default or Event of Default, and the sole effect of such non-delivery of such Pricing Certificate shall be the application of Level I pricing in accordance with the immediately preceding sentence.
“Pricing Certificate” means a certification by the Borrower together with back-up calculations demonstrating the Total Net Leverage Ratio for the most recently ended Test Period.
“Required 2014 Term Lenders” means Lenders holding more than 50% of the sum of the 2014 Outstandings.
“Required 2016 Term Lenders” means Lenders holding more than 50% of the sum of the 2016 Outstandings.
“Total Net Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Net Total Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that for purposes of any calculation of the Total Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

3.	Conditions to Effectiveness. This Incremental Joinder shall become effective as of April 25, 2016 (the “2016 Term Incremental Effective Date”) when:

(i)	this Incremental Joinder shall have been executed and delivered by the Borrower, the Loan Parties, each 2016 Term Loan Lender party hereto and the Administrative Agent;

(ii)
the Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party dated the date hereof certifying (w) that attached thereto is a true and complete copy of the certificate or articles of incorporation, including all amendments thereto of such Loan Party certified as of a recent date by the Secretary of State of the state of organization of such Loan Party and a certificate as to the good standing of such Loan Party as of a recent date, (x) that attached thereto is a true and complete copy of the by-laws (or equivalent organizational document) of such Loan Party as in effect on such date, (y) that attached is a true and complete copy of the resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party authorizing the execution, delivery and performance of the Incremental Joinder (including, as applicable, the guaranty of the 2016 Term Loans), all documents executed in connection therewith, the borrowings thereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on such date and (z) as to the incumbency and specimen signature of each officer executing the Incremental Joinder and any document executed in connection therewith and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate;

(iii)
a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) of the Credit Agreement have been satisfied, (B) that there has been no event or circumstance since the date of the most recent annual audited financial statements furnished pursuant to Sections 6.01(a) of the Credit Agreement that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) as of the 2016 Term Incremental Effective Date, there are no actions, suits, claims, demands, investigations, inspections, audits, charges or proceedings pending or to the knowledge of any Responsible Officer of a Loan Party, threatened in writing (i) with respect to this Incremental Joinder, the Credit Agreement or any other Loan Document, or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect;

(iv)
all fees and out-of-pocket expenses required to be paid or reimbursed by Borrower as separately agreed by Borrower and Bank of America, N.A. and Deutsche Bank Securities Inc. as joint lead arrangers (the “Arrangers”), including reasonable and documented fees and out-of-pocket expenses of the Arrangers and all reasonable and documented fees and out-of-pocket expenses of counsel to the Administrative Agent and the Arrangers shall have been paid or reimbursed, on or prior to the date hereof;

(v)
the Arrangers, the 2016 Term Loan Lenders and the Administrative Agent shall have received (a) an opinion of Hogan Lovells US LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Arrangers and the Administrative Agent and (b) a solvency certificate from the chief financial officer of the Borrower certifying that the Loan Parties (on a consolidated basis) are Solvent as of the date hereof and after giving effect to the 2016 Term Loans and the use of proceeds therefrom in form and substance reasonably satisfactory to the Arrangers and the Administrative Agent;

(vi)
the Administrative Agent shall have received a Note in substantially the form attached as Exhibit C to the Credit Agreement executed by the Borrower in favor of each 2016 Term Loan Lender requesting a Note;

(vii)
the representations and warranties of the Borrower contained in Article V of the Credit Agreement or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) on and as of the 2016 Term Incremental Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified by materiality or Material Adverse Effect, in all respects as drafted) as of such earlier date, and except that for purposes of this clause (vii), the representations and warranties contained in Sections 5.05(a) and (b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Credit Agreement, respectively;

(viii)	the representations and warranties in Section 4 of this Incremental Joinder shall be true and correct in all material respects as of the date hereof;

(ix)
the 2016 Term Loan Lenders party hereto and the Administrative Agent shall have received at least 5 Business Days prior to the date hereof all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(x)	the Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements of the Credit Agreement; and

(xi)	no Default shall exist on the date hereof before or after giving effect to the 2016 Term Loans.

4.	Representations and Warranties. By its execution of this Incremental Joinder, the Borrower hereby certifies that:

(i)
This Incremental Joinder and the other documents executed in connection herewith have been duly executed and delivered by each Loan Party party hereto and constitute a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles;

(ii)	On the date hereof and after giving effect to the 2016 Term Loans and the use of proceeds therefrom, the Loan Parties (on a consolidated basis) are Solvent; and

(iii)
The execution, delivery and performance by a Loan Party of this Incremental Joinder and the other documents executed in connection herewith to which such Person is a party (a) have been duly authorized by all requisite corporate or other organizational of such Loan Party, (b) do not (i) violate (A) any provision of (x) any applicable law, statute, rule or regulation, or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of such Loan Party, (B) any applicable order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which such Person is a party or by which any of them or any of their property is bound (including the Loan Documents, the ABL Credit Agreement and the Permitted Convertible Notes Indentures), (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than Liens created or permitted under the Credit Agreement or under the Collateral Documents), in case under this clause (b), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

5.
Borrower Covenants. By its execution of this Incremental Joinder, the Borrower hereby covenants and agrees that the proceeds of the 2016 Term Loans shall be used by Borrower in accordance with Section 6.11 of the Credit Agreement.

6.
Acknowledgments. Each Loan Party hereby expressly acknowledges the terms of this Incremental Joinder and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Incremental Joinder and the transactions contemplated hereby and (ii) its guarantee of the Obligations (including, without limitation, the 2016 Term Loans) under the Guaranty and its grant of Liens on the Collateral to secure the Obligations (including, without limitation, the Obligations with respect to the 2016 Term Loans) pursuant to the Collateral Documents.

7.	Amendment, Modification and Waiver. This Incremental Joinder may not be amended, modified or waived except in accordance with Section 10.01 of the Credit Agreement.

8.
Liens Unimpaired. After giving effect to this Incremental Joinder, neither the modification of the Credit Agreement effected pursuant to this Incremental Joinder nor the execution, delivery, performance or effectiveness of this Incremental Joinder:

(a)
impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b)	requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

9.
Representations to the Agents. Each 2016 Term Loan Lender, solely for the benefit of the Administrative Agent, hereby (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Incremental Joinder; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; and (iii) agrees that it shall be bound by the terms of the Credit Agreement as a Lender thereunder and it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

10.
Entire Agreement. This Incremental Joinder, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Incremental Joinder shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this Incremental Joinder is a Loan Document.

11.
GOVERNING LAW. THIS INCREMENTAL JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTIONS 10.14 AND 10.15 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS INCREMENTAL JOINDER AND SHALL APPLY HERETO.

12.
Severability. If any provision of this Incremental Joinder is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Incremental Joinder shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.
Counterparts. This Incremental Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Incremental Joinder shall be effective as delivery of an original executed counterpart of this Incremental Joinder.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Incremental Joinder as of the date first written above.

BANK OF AMERICA, N.A., as Administrative Agent and as a 2016 Term Loan Lender
By: /s/ Vikas Singh Name: Vikas Singh Title: Director
LOAN PARTIES:	CIENA CORPORATION
By: /s/ Elizabeth Dolce Name: Elizabeth Dolce Title: Vice President and Treasurer

CIENA COMMUNICATIONS, INC.
By: /s/ Elizabeth Dolce Name: Elizabeth Dolce Title: Vice President and Treasurer

CIENA GOVERNMENT SOLUTIONS, INC.
By: /s/ Elizabeth Dolce Name: Elizabeth Dolce Title: Vice President and Treasurer

SCHEDULE 1

2016 TERM LOAN LENDER Bank of America, N.A.	2016 TERM LOAN COMMITMENT $250,000,000